Exhibit 5.1

James C.T. Linfield T: +1 720 566 4010 linfieldjct@cooley.com
February 4, 2013
NewLink Genetics Corporation
2503 South Loop Drive
Ames, IA 50010
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the offering by NewLink Genetics Corporation, a Delaware corporation (the “Company”), of 4,600,000 shares (the “Shares”) of the Company's common stock, par value $0.01, including 600,000 shares of common stock for which the underwriters have been granted an over-allotment option (the “Common Stock”) pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-185721) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated December 27, 2012 (the “Base Prospectus”), and the prospectus supplement dated January 31, 2013, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”) We have been advised that the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company's Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM

NewLink Genetics Corporation Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

Very truly yours,

Cooley LLP

By:/s/James C.T. Linfield
James C.T. Linfield, Partner

387248 v1/CO

380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM